Mail Stop 3561

      							November 10, 2005

Via U.S. Mail and Fax
Mr. J. Kernan Crotty
Chief Financial Officer
Teletouch Communications, Inc.
1913-B Deerbrook Drive
Tyler, Texas 75703

	RE:	Teletouch Communications, Inc.
      Form 10-K for the fiscal year ended May 31, 2004
		Filed September 1, 2004

Dear Mr. Crotty:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director